EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134630, 333-115841, 333-94823, 333-49114 and 333-85900) and Form S-3 (Nos. 333-17231 and 333-00135) of Harvest Natural Resources, Inc. (formerly Benton Oil and Gas Company) of our report dated March 13, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note 1 and the subsequent events disclosure about the Company’s liquidity and related ability to fund its operations in 2010 as discussed in Note 3, as to which the date is November 4, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
Houston, Texas
November 4, 2009